EXHIBIT 99.1

Ansys Appoints Anil Chakravarthy to the Board of Directors

Addition of new director reinforces executive expertise in digital transformation, SaaS and cloud technologies

/ Key Highlights
•Anil Chakravarthy appointed to Ansys Board of Directions
•Chakravarthy brings decades of experience in digital transformation, SaaS and cloud technologies

PITTSBURGH, PA, October 26, 2021 – Ansys (NASDAQ: ANSS) today announced that Anil Chakravarthy accepted an appointment to the Ansys Board of Directors, effective Oct. 26, 2021 – bringing with him deep expertise in digital transformation, SaaS and cloud technologies.
As the executive vice president and general manager of Digital Experience and Worldwide Field Operations at Adobe Inc., Chakravarthy drives the vision and operations for one of the world’s largest SaaS businesses. He previously served as the chief executive officer of Informatica and spent more than a decade in leadership roles at Symantec, where he also served on the board of directors. He has held senior positions at VeriSign Inc., LogicTier and McKinsey & Company, Inc., and held a board position at USAA Bank.

Throughout his career, Chakravarthy has helped companies reimagine business models and digitally transform. He brings deep expertise in SaaS and cloud technologies and is adept at the intersection of product innovation, marketing and business development at a global scale. At Informatica, a global leader in enterprise cloud data management, Chakravarthy led the successful transformation of the company to cloud and subscription services.

“As a leader in engineering simulation software, Ansys has already radically changed how products are brought to market better, faster and safer, and the company is just getting started,” said Anil Chakravarthy, executive vice president and general manager, Digital Experience and Global Field Operations at Adobe. “I’m excited to join the board of a company that’s innovating across so many areas.”

“We are honored to welcome Anil to the Ansys board,” said Ronald W. Hovsepian, Ansys chairman of the board. “His proven ability to transform at a large scale and his background in SaaS and cloud technologies make him an ideal addition to the Board.”

“Anil is a highly distinguished leader with a long track record of successfully leading digital business transformations while maintaining a laser focus on customer experience,” said Ajei Gopal, president and CEO of Ansys. “His unique perspective along with his distinct product and go-to-market skillsets will support the Ansys organization as we continue to transform and accelerate growth.”

EXHIBIT 99.1

/ About Ansys

If you've ever seen a rocket launch, flown on an airplane, driven a car, used a computer, touched a mobile device, crossed a bridge, or put on wearable technology, chances are you've used a product where Ansys software played a critical role in its creation. Ansys is the global leader in engineering simulation. Through our strategy of Pervasive Engineering Simulation, we help the world's most innovative companies deliver radically better products to their customers. By offering the best and broadest portfolio of engineering simulation software, we help them solve the most complex design challenges and create products limited only by imagination. Founded in 1970, Ansys is headquartered south of Pittsburgh, Pennsylvania, U.S.A. Visit www.ansys.com for more information.

Ansys and any and all ANSYS, Inc. brand, product, service and feature names, logos and slogans are registered trademarks or trademarks of ANSYS, Inc. or its subsidiaries in the United States or other countries. All other brand, product, service and feature names or trademarks are the property of their respective owners.

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/ Contacts

Media        Mary Kate Joyce
724.820.4368
marykate.joyce@ansys.com

Investors    Kelsey DeBriyn
724.820.3927
kelsey.debriyn@ansys.com